Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                           SYMBOL: GISX

Friday, May 9, 2003                                                                                                                                                TRADED: Nasdaq

GLOBAL IMAGING SYSTEMS’ FY2003 EPS AGAIN EXCEEDS CONSENSUS

Fiscal Year Finishes Strong as Internal Growth Hits 11 Percent in Fourth Quarter

TAMPA, Fla., May 9—Global Imaging Systems, Inc. today announced record-high fourth quarter and fiscal year revenues, net income, earnings per share and earnings before interest, income taxes, depreciation and amortization (EBITDA) for the periods ended March 31, 2003.

Fourth quarter net income increased 17 percent to $9,144,000 compared with fourth quarter net income a year ago of $7,829,000. Earnings per share were 43 cents per basic share (42 cents diluted) on 11 percent higher average shares outstanding, primarily as a result of a follow-on stock offering in February 2002. The company reported EPS of 41 cents per basic share (40 cents diluted) for the fourth quarter a year ago. Revenues increased 22 percent to $183 million from $150 million in the fourth quarter last year. EBITDA increased five percent to $23,274,000 compared with $22,234,000 for the corresponding period of the prior year.

For the fiscal year ended March 31, 2003, net income was up 26 percent to $34,239,000 from $27,214,000 a year ago. EPS was $1.62 per basic share ($1.58 diluted) on 15 percent more average shares outstanding versus $1.48 per basic share ($1.45 diluted) for fiscal 2002. The analysts’ consensus estimate for FY03 was $1.57 per diluted share. Revenues increased 10 percent to $679 million from $618 million last year. EBITDA increased seven percent to $90,466,000 compared with $84,263,000 for the prior year.

Tom Johnson, president and CEO of Global Imaging Systems, said, “Our employees turned in a disciplined performance that would have been outstanding even in a strong economy, yet the business climate has shown only limited recovery. A year ago, we said we believed we could return to more historical growth trends by the end of fiscal 2003 and our fourth quarter combined internal revenue growth rate was 11 percent. Growth of our automated office equipment, primarily copiers, held at 10 percent while the technology side of our business improved to a positive 15 percent. For the year, our combined internal growth rate was two percent.”

Mr. Johnson attributed the strong performance to an unwavering commitment to serving the middle market, which is made up of small to medium-size customers and to Global’s strategy of delivering great local service by local people under a local company name.

“Our asset and cash management programs turned in an equally impressive performance,” Mr. Johnson said. “At year end, accounts receivable days sales outstanding were the lowest and our inventory turns were the highest they had been in several years. We substantially improved our balance sheet, reducing our long-term debt by $13 million to 46 percent of total capitalization, while acquiring one core company and four satellite businesses. Even though our business trend indicators are favorable and we are

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growing profitably, our management team implemented a further expense control effort in the fourth quarter to make sure that we are well-positioned for the new fiscal year.”

Looking forward, Mr. Johnson said, “Despite the slow economic conditions, we are encouraged about the direction our business is moving and we are even better positioned than we have been in the prior two years. We remain cautiously optimistic about the first half of the year but more encouraged about the second half. We see top-line growth in the six-to-seven percent range for the first half of our fiscal 2004 not including any potential acquisitions. Many of our middle-market customers are projecting further gains in their businesses by the second half of the year and that would, of course, bode well for us. At this time, we believe that diluted earnings per share should be in the range of 39 to 41 cents for our fiscal 2004 first quarter, which would compare with EPS of 36 cents in the corresponding quarter last year. Our current expectations for the second quarter of fiscal 2004 is diluted EPS of 42 to 44 cents.”

The company’s fiscal year conference call is scheduled for this morning, May 9, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.global-imaging.com. The webcast will also be archived and available on the company’s website.

Global Imaging Systems offers thousands of middle-market customers a one-stop shop for office technology solutions. The company provides a broad line of office technology solutions including the sale and service of automated office equipment, network integration services and electronic presentation systems. The company is also a disciplined, profitable consolidator in the highly fragmented office technology solutions industry.

EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is a measure of performance that is not calculated in accordance with generally accepted accounting principles (GAAP). EBITDA is presented as a supplemental disclosure because (1) management believes it is a useful tool for investors to assess the operating performance of the business in comparison to other businesses in the industry; (2) rating agencies and lenders believe it is a useful measure of Global’s ability to service debt and of overall operating performance; and (3) certain restrictive covenants in Global’s credit facilities contain financial ratios based on EBITDA. Management believes that the most directly comparable GAAP financial measure is net income. A reconciliation of net income to EBITDA is included in the selected financial information below.

This news release contains forward-looking statements and statements based on forward-looking information, including statements relating to Global’s expected future earnings and earnings per share, future growth rates, future expenses, the future results of efforts to control expenses, future cash flows, future condition of and growth in customers’ businesses, the future performance of Global’s market, and general economic conditions. These statements are based on numerous assumptions and are subject to uncertainties and risks. Actual results could differ materially. Factors that might cause Global’s results to differ materially include risks relating to downturns in or the slow pace of recovery in the economy; rising interest rates or restricted access to debt financing; Global’s debt and debt service obligations; the challenge of integrating acquired businesses; the need for funding acquisitions; Global’s ability to close acquisitions in a timely and cost-effective manner; the need for skilled employees; rapid technological change in Global’s industry; dependence on suppliers; and high levels of competition. Most of these risks are discussed in more detail under the caption “Risk Factors” in Global’s annual report on Form 10-K/A for the year ended March 31, 2002.

FOR FURTHER INFO:	Tom Johnson, President and Chief Executive Officer, or
Ray Schilling, Senior Vice President and Chief Financial Officer
Global Imaging Systems, Inc.
813/960-5508
-or-
Investor Relations Consultants, Inc. 727/781-5577
E-mail: gisx@mindspring.com

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GLOBAL IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per-share amounts)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2003	2002	2003	2002
Revenues:
Equipment and supplies sales	$138,757	$111,397	$508,100	$463,980
Service and rentals	44,412	38,809	171,317	154,493

Total revenues	183,169	150,206	679,417	618,473
Costs and operating expenses:
Cost of equipment and supplies sales	91,810	71,669	334,717	307,046
Service and rental costs	23,446	20,160	87,687	80,318
Selling, general and administrative expenses	48,244	39,673	180,500	160,225
Intangible asset amortization	144	211	637	949

Total costs and operating expenses	163,644	131,713	603,541	548,538

Income from operations	19,525	18,493	75,876	69,935
Interest expense	4,259	5,401	18,716	24,263

Income before income taxes	15,266	13,092	57,160	45,672
Income taxes	6,122	5,263	22,921	18,458

Net income	$9,144	$7,829	$34,239	$27,214

Net income per common share:
Basic	$.43	$.41	$1.62	$1.48

Diluted	$.42	$.40	$1.58	$1.45

Weighted average number of shares outstanding:
Basic	21,250	19,193	21,125	18,372
Diluted	21,805	19,755	21,720	18,718
Reconciliation of Net Income to EBITDA:
Net income	$9,144	$7,829	$34,239	$27,214
Income taxes	6,122	5,263	22,921	18,458
Interest expense, net	4,259	5,401	18,716	24,263
Amortization	144	211	637	949
Depreciation	3,605	3,530	13,953	13,379

EBITDA	$23,274	$22,234	$90,466	$84,263

Selected Balance Sheet Data as of	3/31/03	3/31/02

Working capital	$79,815	$74,090
Total assets	$534,475	$473,160
Long-term debt	$193,873	$207,049
Stockholders’ equity	$230,081	$190,177
LTD/Total capitalization	46%	52%

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.